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Exhibit 10.1

     RUSS BERRIE AND COMPANY, INC.
EXECUTIVE DEFERRED COMPENSATION PLAN

Effective January 1, 2001

i

4.6	Adjustment of Accounts	7
4.7	Vesting of Accounts	8
4.8	Statement of Accounts	8
ARTICLE V- PLAN BENEFITS		9
5.1	Distributions Prior to Termination of Employment	9
5.2	Distributions Following Termination of Employment	9
5.3	Medium of Payment	10
5.4	Accelerated Distribution	10
5.5	Deferred Payment of Benefit	10
5.6	Withholding for Taxes	11
5.7	Valuation and Settlement	11
5.8	Payment to Guardian	11
5.9	Inability to Locate	11
ARTICLE VI- BENEFICIARY DESIGNATION		11
6.1	Beneficiary Designation	11
6.2	Changing Beneficiary	11
6.3	No Beneficiary Designation	12
6.4	Effect of Payment	12
ARTICLE VII- ADMINISTRATION		12
7.1	Committee; Duties	12
7.2	Agents	12
7.3	Binding Effect of Decisions	12
7.4	Indemnity	12
ARTICLE VIII- CLAIMS PROCEDURE		13
8.1	Claim	13
8.2	Denial of Claim	13
8.3	Review of Claim	13
8.4	Final Decision	13
ARTICLE IX- AMENDMENT AND TERMINATION OF PLAN		13
9.1	Amendment	13
9.2	Company's Right to Terminate	14
ARTICLE X- MISCELLANEOUS		14
10.1	Unfunded Plan	14
10.2	Unsecured General Creditor	15
10.3	Rabbi Trust	15
10.4	Nonassignability	15
10.5	Not a Contract of Employment	15
10.6	Protective Provisions	15
10.7	Governing Law	16
10.8	Validity	16
10.9	Notice	16
10.10	Successors	16

ii

RUSS BERRIE AND COMPANY, INC.

EXECUTIVE DEFERRED COMPENSATION PLAN

ARTICLE I-PURPOSE AND EFFECTIVE DATE

    The purpose of this Executive Deferred Compensation Plan is to provide a select group of highly compensated executives and other highly compensated employees, as well as members of the Board of Directors, with a capital accumulation opportunity by deferring compensation on a pre-tax basis, and to provide the Company with a method of attracting, recruiting, rewarding and retaining such individuals. The Plan is effective as of January 1, 2001.

ARTICLE II-DEFINITIONS

    For the purposes of this Plan, the following terms shall have the meanings indicated, unless the context clearly indicates otherwise:

2.1
Account

    "Account" means the device used to measure and determine the amounts to be paid to a Participant under the Plan. Separate subaccounts may be maintained to properly reflect the Participant's balance. A Participant's Account shall not constitute or be treated as a trust fund of any kind.

2.2
Administrative Committee

    "Administrative Committee" means the Chief Executive Officer, Chief Financial Officer, and Vice President of Corporate Affairs of the Company (provided, that in the event of any vacancy in any such office, the other members of the Administrative Committee may act as such until such vacancy is filled), and such additional members, if any, who may be appointed from time to time by the Board, to serve at the pleasure of the Board.

2.3
Beneficiary

    "Beneficiary" means the person, persons or entity entitled under Article VI to receive any Plan benefits payable after a Participant's death.

2.4
Board

    "Board" means the Board of Directors of the Company.

2.5
Bonus

    "Bonus" means any incentive compensation (excluding Commissions) that is payable to a Participant in addition to the Participant's Salary based on an annual or semiannual evaluation of the performance of the Participant and/or of the Company, but shall not include a Christmas bonus, any referral bonus or other payment under a special reward program ("Excludable Reward"), or any other form of compensation such as (but not limited to) the value of restricted stock or proceeds from the exercise of or sale of stock received pursuant to stock options, stock purchase plans, or stock appreciation rights ("Stock Compensation"); severance payments; payment or reimbursement of relocation, automobile, travel, or other expenses ("Expense Reimbursement") or any other special allowance.

2.6
Change in Control

    A "Change in Control" means a change in control of a nature that would be required to be reported (assuming such event has not been "previously reported") in response to Item 1(a) of the current report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934, as amended (the "Exchange Act") or any successor thereto; provided that, without limitation, such a Change in Control shall be deemed to have occurred at such time as:

      (a) Any person or group of related persons for purposes of Section 13(d) of the Exchange Act (a "Group"), becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of shares representing thirty percent (30%) or more of the combined voting power of the Company's issued and outstanding voting securities, determined by disregarding any such shares owned by a Permitted Holder as Permitted Holders;

      (b) The first day on which a majority of the members of the Board are not directors who (i) were members of the Board on the Effective Date or (ii) were nominated for election or elected to the Board with, or whose election to such Board was approved by, the affirmative vote of a majority of the directors who met the requirements of this clause (ii) or the preceding clause (i) at the time of such nomination or election;

      (c) The sale by the Company in one transaction or a series of related transactions of all or substantially all of its assets (other than cash or receivables) to any person or Group; or

      (d) A merger or consolidation involving the Company or a direct or indirect subsidiary of the Company in which the Company's shareholders immediately prior to such merger or consolidation do not in the aggregate own at least a majority equity interest and a majority of the voting capital stock or interests in the surviving entity (if the Company is a constituent corporation in such merger or consolidation) or in the Company (if the Company is not a constituent corporation in such merger or consolidation), as the case may be, immediately following the consummation of such merger or consolidation.

    Notwithstanding anything in the foregoing to the contrary, no Change in Control shall be deemed to have occurred by virtue of any transaction which results in a Participant, or group of Participants, acquiring, directly or indirectly, forty percent (40%) or more of the combined voting power of the Company's issued and outstanding voting securities, or so long as Permitted Holders own shares representing more than 50% of the combined voting power of the Company's issued and outstanding voting securities.

    For purposes of the foregoing "Permitted Holder" means any of the following: Russ Berrie or his spouse, parent, sibling, child, stepchild, grandchild or other lineal descendent, or a trust which is for the benefit of any of the foregoing, or a charitable trust or foundation created by or on behalf of any of the foregoing, or an Affiliate (as defined below) of any of the foregoing. An "Affiliate" of a person means a person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

2.7
Code

    "Code" means the Internal Revenue Code of 1986, as amended, and section references to the Code shall include corresponding provisions of any successor Internal Revenue Code that may be adopted.

2.8
Commissions

    "Commissions" means sales commissions that are payable to a Participant.

2.9
Company

    "Company" means Russ Berrie and Company, Inc., a New Jersey corporation, or any successor thereof, by merger, consolidation, purchase of substantially all of its business and assets, or otherwise.

2.10
Company Matching Contribution

    "Company Matching Contribution" means an amount credited to a Participant pursuant to Section 4.3 of the Plan.

2.11
Compensation

    "Compensation" means the Director Fees, Salary, Bonuses, and/or Commissions that a Participant earns for services rendered to the Employer.

2.12
Deferral Commitment

    "Deferral Commitment" means an election to defer Compensation made by a Participant pursuant to Article III and for which a separate Participation Agreement has been submitted by the Participant to the Administrative Committee.

2.13
Deferral Period

    "Deferral Period" means a calendar year.

2.14
Deferred Compensation Account

    "Deferred Compensation Account" means the portion of a Participant's Account attributable to amounts that the Participant has deferred pursuant to a Deferral Commitment, as adjusted to reflect the Rate of Return.

2.15
Determination Date

    "Determination Date" means the last day or last business day of each calendar month, as the Administrative Committee shall determine.

2.16
Director Fees

    "Director Fees" means all Board and committee meeting fees payable to a Participant (before reduction for amounts deferred under the Plan). Director Fees do not include expense reimbursements, incentive stock awards or any form of noncash compensation or benefits.

2.17
Disability

    "Disability" means a physical or mental condition which, in the opinion of the Administrative Committee, prevents the Participant from satisfactorily performing the Participant's usual duties for the Employer. The Administrative Committee's decision as to Disability will be based upon medical reports and/or other evidence satisfactory to the Administrative Committee, and will be final and binding on all parties.

2.18
Effective Date

    "Effective Date" means January 1, 2001.

2.19
Elective Deferred Compensation

    "Elective Deferred Compensation" means the amount of Compensation that a Participant elects to defer pursuant to a Deferral Commitment.

2.20
Employer

    "Employer" means the Company or any successor to the business thereof, Russ Berrie and Company West, Inc., Russ Berrie and Company Properties, Incorporated, Bright of America, Inc., and any other affiliated or subsidiary corporations of the Company designated by the Administrative Committee.

2.21
Enhanced Death Benefit

    "Enhanced Death Benefit" means an amount equal to the lesser of two hundred fifty thousand dollars ($250,000) or ten (10) times the Participant's average Deferral Commitment for the four most recent Deferral Periods, including that in which the Participant's death occurs. In determining the Participant's Deferral Commitment (if any) for the year of death, it shall be assumed (a) that he would have continued to receive the same Salary (including Christmas bonus) through the end of the year that was in effect at the date of death and (b) that any Bonus or Commissions earned prior to death and not yet paid, would have been paid (i.e., that the Participant had survived and continued employed to the scheduled date of payment). Any other Bonus or Commissions shall be taken into account only to the extent actually paid. If a Participant has been eligible to participate in the Plan for less than four (4) years, the average shall be over the actual calendar years that the Participant has been eligible to participate.

2.22
401(k) Plan

    "401(k) Plan" means the Russ Berrie and Company, Inc. 401(k) Plan.

2.23
Investment Index

    "Investment Index" shall mean a portfolio or fund made available by the Administrative Committee and elected by the Participant to be used as an index in determining the adjustment to be made in the Participant's Account each month reflecting the investment performance, positive or negative, of such fund, including any such portfolio or fund included as part of a variable life insurance product.

2.24
Matching Contributions Account

    "Matching Contributions Account" means the portion of a Participant's Account attributable to Company Matching Contributions, as adjusted to reflect the Rate of Return.

2.25
Participant

    "Participant" means any eligible individual who has elected to defer Compensation under this Plan.

2.26
Participation Agreement

    "Participation Agreement" means the agreement submitted by a Participant to the Administrative Committee prior to the beginning of the Deferral Period, with respect to a Deferral Commitment made for such Deferral Period.

2.27
Plan

    "Plan" means this Russ Berrie and Company, Inc. Executive Deferred Compensation Plan, as amended from time to time.

2.28
Policy

    "Policy" means the insurance policy or policies employed by the Administrative Committee in association with the Investment Indices available under the Plan.

2.29
Rate of Return

    "Rate of Return" means the investment performance, positive or negative, used to determine the periodic adjustment to a Participant's Account in accordance with Section 4.6.

2.30
Retirement

    "Retirement" means a Participant's termination of employment with the Employer, or termination of Board service (as the case may be), on or after the Participant's attainment of age fifty (50) or within three (3) years after a Change in Control.

2.31
Salary

    "Salary" means the Employee's regular base salary for the Plan Year and Christmas bonus (if any). Salary excludes any other form of compensation such as (but not limited to) any Bonus, Excludable Reward, Stock Compensation or Expense Reimbursement as defined in Section 2.5, severance payments, or any other special allowance.

2.32
Unforeseen Emergency

    "Unforeseen Emergency" means a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or of a dependent (as defined in Section 152(a) of the Code) of the Participant, loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant (and excluding, without limitation, the need to send a child to college or desire to purchase a home). The circumstances that will constitute an unforeseeable emergency will depend upon the facts of each case, but in any case, payment may not be made to the extent that such hardship is or may be relieved:

      (a) Through reimbursement or compensation by insurance or otherwise,

      (b) By liquidation of the Participant's assets, to the extent the liquidation of such assets would not itself cause severe financial hardship, or

      (c) By cessation of deferrals under the Plan.

    Usage.  The masculine when used herein shall include the feminine, and the single shall include the plural, and vice versa, where the context so requires.

ARTICLE III-PARTICIPATION AND DEFERRAL COMMITMENTS

3.1
Eligibility and Participation

      (a) Eligibility. Eligibility to participate in the Plan is limited to (i) Board members, and (ii) employees who are members of a select group of "management or highly compensated employees" within the meaning of Sections 201, 301 and 401 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and who are selected for eligibility by the Administrative Committee in this Plan.

      (b) Participation. Eligible employees and Board members may elect to participate in the Plan with respect to any Deferral Period by submitting a Participation Agreement to the Administrative Committee by December 31 of the calendar year immediately preceding the Deferral Period, and submitting (unless previously submitted for a prior Deferral Period), such consent form as the Administrative Committee may require in order to obtain insurance coverage for the individual under the Policy.

      (c) Part-Year Participation. If, as determined by the Administrative Committee in its discretion, an individual first becomes eligible to defer Compensation during a Deferral Period (such as a new employee admitted to eligibility by the Administrative Committee upon hire, a new Director, or if the Administrative Committee shall so determine, an employee promoted to a position that first qualifies him for eligibility, or an employee returning from leave of absence), a Participation Agreement must be submitted to the Administrative Committee no later than thirty (30) days following notification to the employee of eligibility to defer, and such Participation Agreement shall be effective only prospectively with regard to Compensation earned and payable following the submission of the Participation Agreement to the Administrative Committee.

3.2
Form of Deferral

    A Participant may elect Deferral Commitments in the Participation Agreement as follows:

      (a) Salary Deferral Commitment. A Salary Deferral Commitment shall be related to the Salary otherwise payable by Employer to a Participant during the Deferral Period. The amount to be deferred shall be stated as a flat percentage or dollar amount.

      (b)  Bonus Deferral Commitment. A Bonus Deferral Commitment shall be related to any Bonus otherwise payable to the Participant during the Deferral Period. The amount to be deferred shall be stated as a flat percentage or dollar amount.

      (c) Commission Deferral Commitment. A Commission Deferral Commitment shall be related to any Commission otherwise payable to the Participant during the Deferral Period. The amount to be deferred shall be stated as a flat percentage or dollar amount.

      (d) Director Fees Deferral Commitment. A Deferral Commitment by a member of the Board of Directors of the Company shall relate to the Director Fees otherwise payable by the Company to a Participant during the Deferral Period.

    In each case, the amount to be deferred shall be stated as a flat percentage or dollar amount, and shall be computed before taking into account any reduction in taxable income by compensation reduction under Section 125, 132(f) or 401(k) of the Code, or under this Plan.

3.3
Limitations on Deferral Commitments

    The following limitations shall apply to Deferral Commitments:

      (a) Minimum. The minimum Salary deferral in any Deferral Period shall be an amount that, when added to the amount (if any) that the Administrative Committee may estimate as the amount of Bonus or Commissions to be deferred in that Deferral Period pursuant to the elections made by the Participant, is no less than two thousand dollars ($2,000).

      (b) Maximum. The maximum deferral amount shall be, respectively, ninety percent (90%) of Salary; with respect to Bonus and Commissions, one hundred percent less applicable withholding; and with respect to Director Fees, 100%.

      (c) Changes in Minimum or Maximum. The Administrative Committee may change the minimum or maximum deferral amounts from time to time by giving written notice to all Participants. No such change may affect a Deferral Commitment made prior to the Administrative Committee's action.

3.4
Commitment Limited by Termination

    If a Participant terminates employment with Employer or Board service, as the case may be, prior to the end of the Deferral Period, the Deferral Period and the Deferral Commitment shall end at the date of termination.

3.5
Irrevocable Deferral Commitment

    A Participant's Deferral Commitments shall be irrevocable after the commencement of the Deferral Period to which it relates, subject to Section 5.1(b) and Article IX.

ARTICLE IV-DEFERRED COMPENSATION ACCOUNTS

4.1
Accounts

    For recordkeeping purposes only, an Account shall be maintained for each Participant, which shall include a Deferred Compensation Account and Matching Contributions Account. Separate subaccounts shall be maintained to the extent necessary to properly reflect the Participant's election of Investment Indices, and of early withdrawal dates under Section 5.1(a). The Account shall be a bookkeeping device utilized for the sole purpose of determining the benefits payable under the Plan and shall not constitute a separate fund of assets.

4.2
Elective Deferred Compensation

    A Participant's Elective Deferred Compensation shall be credited to the Participant's Account at such times, not less frequently than quarterly, as the Administrative Committee shall determine.

4.3
Matching Contribution

    If the Participant remains employed by Employer through the end of a Deferral Period, the Employer shall credit a matching contribution to the Participant's Account on or before March 15 of the following calendar year, in an amount equal to any matching contribution which would have been made for the Participant's under the 401(k) Plan but for the Participant's participation in this Plan, determined on the assumption that the Participant's elective 401(k) contributions to that plan are at the rate of 6% of compensation eligible for such contributions thereunder (or, if applicable, any lower percentage fixed as the maximum permitted for highly compensated employees under the 401(k) Plan for such year).

4.4
Withholding

    Any taxes or other amounts with respect to Elective Deferred Compensation, Matching Contributions, or the Participant's Matching Contributions Account, which is required by federal, state, or local law shall be withheld from the Participant's nondeferred compensation to the maximum extent possible with any excess reducing the amount to be credited to the Participant's Account under Sections 4.2 and 4.3.

4.5
Allocation of Elective Deferred Compensation

      (a) Initial Election. At the time a Participant completes a Deferral Commitment for a Deferral Period, the Participant shall also select the Investment Index or Indices in which the Participant wishes to have the deferrals and related Company Matching Contributions (if any) deemed invested. The Participant may select any combination of Investment Indices as long as at least five percent (5%), in whole percentages, is credited to each of the Investment Indices selected.

      (b) Election Changes. An election under Section 4.5(a) shall apply to Company Matching Contributions credited after the effective date thereof, and to future Deferral Commitments and Deferral Periods, until changed in accordance with this Section 4.5(b). A Participant may change the allocation among Investment Indices on the first day of any calendar month, provided that the Participant submitted notice of the change at least ten (10) days before the first day of such calendar month. The change may apply only to deferrals and Company Matching Contributions to be credited on or after such day, to current Account balances, or to both.

      (c) Changes in Reallocation Rules. The Administrative Committee may change the notice requirement and frequency by which Participants can reallocate their Accounts from time to time by giving written notice to all Participants.

4.6
Adjustment of Accounts

    Each Participant's Account, and each subaccount thereunder, shall be adjusted as of each Determination Date to reflect the Rate of Return, whether positive or negative, attributable to the Investment Indices elected by the Participant and in effect for the month ending on such Determination Date. Such adjustment shall be made through the end of the month in which payment of the amount subject to such adjustment is made. In the event that payment with respect to a Participant's Account is made at more than one time, the Administrative Committee or its delegee shall adjust the balance of the Participant's Account as it deems appropriate in order to reflect such partial payments.

4.7
Vesting of Accounts

    Each Participant shall be one hundred percent (100%) vested at all times in the Participant's Deferred Compensation Account. A Participant's Matching Contributions Account shall vest pursuant to the vesting schedule for matching contributions under the 401(k) Plan. All amounts in the Participant's Matching Contribution Account that are not vested at the time of the termination of the Participant's employment with the Employer shall be forfeited, and the Participant shall have no rights with respect thereto.

4.8
Statement of Accounts

    Each Participant shall receive a statement setting forth the balances in the Participant's Account on a quarterly basis.

ARTICLE V-PLAN BENEFITS

5.1
Distributions Prior to Termination of Employment

    A Participant's Account may be distributed to the Participant prior to his termination of employment with Employer as follows:

      (a)  Scheduled Early Withdrawals. A Participant may elect in a Participation Agreement to withdraw all or any portion of the amount deferred thereunder, as adjusted pursuant to Section 4.6, in from two (2) to five (5) substantially equal annual installments or a single lump sum, commencing the first January 1 and (if applicable) on each subsequent January 1 following the date specified in the election. A different commencement date may be specified in a Participation Agreement with respect to a subsequent Deferral Period, but in no event shall the date specified in any Participation Agreement be sooner than five (5) years after the date the Deferral Period subject to that Participation Agreement commences.

      (b)  Unforeseen Emergency. Upon a finding that a Participant has suffered an Unforeseen Emergency, the Administrative Committee may, in its sole discretion, make distributions from the Participant's vested Account. The amount of such a withdrawal shall be limited to the amount the Administrative Committee determines to be reasonably necessary to meet the Participant's needs resulting from the Unforeseen Emergency. If any payment is made due to Unforeseen Emergency, any existing Deferral Commitment shall be null and void and the Participant shall not be permitted to make any Deferral Commitment for the calendar year of the withdrawal and the following calendar year. Any such withdrawal shall be payable in a single lump sum within thirty (30) days after the Administrative Committee approves such payment.

5.2
Distributions Following Termination of Employment

      (a) Retirement or Disability Benefit.

    (i)
    Benefit Amount. If a Participant terminates employment with his Employer due to Retirement or Disability, the Employer shall pay to the Participant a benefit equal to the vested balance in the Participant's Account.

    (ii)
    Form of Benefit. Benefits under this Section 5.2(a) shall be paid in a single lump-sum payment, or in substantially equal annual installments over a period of five (5), ten (10) or fifteen (15) years, as the Participant may elect in accordance with paragraph (iv) below. Benefits shall be paid or commence as soon as practical after such termination and in any event within 60 days thereafter, unless the Participant shall have previously elected in accordance with paragraph (iv) to postpone payment to the month of January of the calendar year following termination. In all events, installment payments after the first shall be paid in January. As of each January 1, the amount to be distributed in installment payments for that year shall be determined by dividing the vested Participant's Account balance as of the preceding December 31 by the remaining number of installment payments.

    (iii)
    Small Accounts. Notwithstanding Section 5.2(a)(ii), if a Participant's vested Account is less than ten thousand dollars ($10,000) on the Determination Date coincident with or next following such termination, the Administrative Committee, in its sole discretion, may pay the benefit under Section 5.2(a)(i) in a lump sum.

    (iv)
    Election of Form of Payment. A Participant's election of his form of payment under this Section 5.2(a) shall initially be made in his first Participation Agreement. Thereafter, the Participant may change such designation by filing with the Administrative Committee either a subsequent Participation Agreement, or a change of payment designation in a form provided by the Administrative Committee, provided that any such change shall be effective only if (A) the change is filed at least thirteen (13) calendar months prior to the year of termination, or (B) the change is filed prior to a Change in Control and the Participant's termination of employment occurs on or after the Change in Control. The last election so filed shall apply to the Participant's entire vested Account.

      (b)  Death Benefit.

    (i)
    Preretirement. If a Participant terminates employment with his Employer or service on the Board due to death, the Employer shall pay to the Participant's Beneficiary the Participant's Account balance plus, provided that no valid defense to payment thereof exists under the Policy, the Enhanced Death Benefit. Payment of amounts due under this paragraph (i) shall be made or commence as soon as practicable after death in a single sum or in annual installment over two (2) to fifteen (15) years, in substantially equal amounts subject to adjustment under Section 4.6 through the end of the month immediately preceding the final payment, as the Participant may elect. Such election shall initially be made in the Participant's first Participation Agreement, but may be changed by the Participant at any time thereafter, either in a subsequent Participation Agreement or on a change form provided by the Administrative Committee, provided that such change is filed with the Administrative Committee prior to death.

    (ii)
    Postretirement. If a Participant dies following the Participant's Retirement or Disability, the Employer shall continue to pay any remaining benefit payments to the Participant's Beneficiary in the form previously elected by the Participant for Retirement or Disability benefits.

      (c)  Termination Benefit. If a Participant terminates employment with his Employer for any reason other than Retirement, Disability, or death, the Employer shall pay to the Participant a lump-sum benefit equal to the vested balance in the Participant's Account. Benefits shall be paid or commence as soon as practical after termination but in no case more than sixty (60) days after termination. In the event that the Participant dies before such payment is made, payment of the Participant's vested balance shall be made to the Participant's Beneficiary in a single lump sum.

      (d)  Transferred Employees. A Participant shall not be treated as terminating employment for purposes of this Plan as a result of a transfer between Employers or to employment with a subsidiary of the Company that is not an Employer. Such a Participant shall be treated as terminating employment only when he is employed neither by an Employer or any subsidiary of the Company.

5.3
Medium of Payment.

    All benefits hereunder shall be paid in cash.

5.4
Accelerated Distribution

    Notwithstanding any other provision of the Plan, at any time and for any reason, a Participant shall be entitled to receive, upon written request to the Administrative Committee, a lump-sum distribution equal to ninety percent (90%) of the vested Account balance as of the first Determination Date that is at least ten (10) days' after the date the Administrative Committee receives the written request. The amount payable under this Section shall be paid in a lump sum as soon as practical after such Determination Date and not more than thirty (30) days thereafter. The remaining balance of the vested Account shall be forfeited by the Participant. Such Participant shall not be eligible to participate in the Plan for a period of remainder of the calendar year of distribution and the following calendar year.

5.5
Deferred Payment of Benefit

    If part of a Participant's compensation is not deductible under Section 162(m) of the Code, the Company may require the Participant to defer payment of benefits under this Article to avoid the limitation set forth in Section 162(m). Any deferred benefits under this Section shall be distributed to the Participant in the first calendar year such amounts would not exceed the limitation as set out in Section 162(m).

5.6
Withholding for Taxes

    To the extent required by the law in effect at the time payments are made, the Employer shall withhold from payments made hereunder any taxes required to be withheld by any federal, state or local government, including any amounts which the Employer determines are reasonably necessary to pay any generation-skipping transfer tax which is or may become due.

5.7
Valuation and Settlement

    The amount of a lump-sum payment and the initial installment payment shall be based on the value of the Participant's vested Account on the Determination Date immediately proceeding the lump-sum payment or commencement of installment payments.

5.8
Payment to Guardian

    The Administrative Committee may direct payment to the duly appointed guardian, conservator, or other similar legal representative of a Participant or Beneficiary to whom payment is due. In the absence of such a legal representative, the Administrative Committee may, in it sole and absolute discretion, direct payment to a person having the care and custody of a minor, incompetent or person incapable of handling the disposition of property upon proof satisfactory to the Administrative Committee of incompetency, minority, or incapacity. Such distribution shall completely discharge the Employer, the Company and the Administrative Committee from all liability with respect to such benefit.

5.9
Inability to Locate.

    In the event that the Administrative Committee is unable to locate a Participant within two years following the date any payment is due to him under the Plan, all amounts allocated to the Participant's Account shall thereupon be forfeited. If the Participant later claims such benefit within six years after such forfeiture, the amount forfeited shall be reinstated, without interest or any adjustment under Section 4.6. In the absence of any such timely claim, the forfeiture shall be irrevocable.

ARTICLE VI-BENEFICIARY DESIGNATION

6.1
Beneficiary Designation

    Each Participant shall have the right, at any time, to designate a Beneficiary (both primary as well as contingent) to whom benefits under this Plan shall be paid if a Participant dies prior to complete distribution to the Participant of the benefits due under the Plan. However, if a Participant has a surviving spouse upon his death, the spouse shall be the sole Beneficiary unless the Participant had previously designated another Beneficiary with the written consent of such spouse witnessed by (a) a notary public, or (b) a Plan representative expressly authorized in writing by the Administrative Committee to witness such consent. Each Beneficiary designation shall be in a written form prescribed by the Administrative Committee, and will be effective only when filed with the Administrative Committee during the Participant's lifetime.

6.2
Changing Beneficiary

    Any Beneficiary designation may be changed by a Participant by the filing of a new Beneficiary designation with the Administrative Committee. Any change in a Participant's Beneficiary designation which has the effect of naming a person other than the surviving spouse as sole primary Beneficiary requires the written consent of the spouse, notarized or witnessed in the manner described in Section 6.1, but no consent of any previously named Beneficiary shall be otherwise required. The filing of a new Beneficiary designation shall cancel all Beneficiary designations previously filed. If a Participant's interest in the Plan is community property, in whole or in part, any Beneficiary Designation shall be valid or effective only as permitted under applicable law.

6.3
No Beneficiary Designation

    In the absence of an effective Beneficiary Designation, or if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant's benefits, the Participant's designated Beneficiary shall be deemed to be the Participant's surviving spouse, if any, and otherwise a Participant's estate.

6.4
Effect of Payment

    If distribution in respect of a Participant's Account is made to a person reasonably believed by the Administrative Committee or its delegee (taking into account any document purporting to be a valid consent of the Participant's spouse, or any representation by the Participant that he is not married) to properly qualify as the Participant's Beneficiary under the foregoing provisions of this Article VI, the Plan shall have no further liability with respect to such Account or portion thereof distributed.

ARTICLE VII-ADMINISTRATION

7.1
Committee; Duties

    The Plan shall be administered by the Administrative Committee, and by its delegees, including those members of certain specified departments of the Company whose job responsibilities include administration of Company compensation and benefit plans. The Administrative Committee shall have the power and discretion to adopt, interpret and enforce all appropriate rules and regulations for the administration of the Plan and decide or resolve any and all questions, including determination of eligibility and interpretations of the Plan, as may arise in such administration. If the Administrative Committee shall have more than one member, a majority vote of the Administrative Committee members in office at the time of the vote shall control any decision. The required majority action may be taken either by a vote at a meeting or without a meeting by a signed memorandum, or be evidenced by written material distributed to Participants or prospective Participants. Meetings may be conducted by telephone conference call. The Administrative Committee may, by majority action, delegate to one or more of its members the authority to execute and deliver in the name of the Administrative Committee all communications and documents which the Administrative Committee is required or authorized to provide under this Plan. Any party shall accept and rely upon any document executed in the name of the Administrative Committee. Members of the Administrative Committee may be Participants under this Plan.

7.2
Agents

    The Administrative Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with counsel who may be counsel to the Company.

7.3
Binding Effect of Decisions

    The decision or action of the Administrative Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final, conclusive and binding upon all persons having any interest in the Plan.

7.4
Indemnity

    The Company shall indemnify and save harmless, to the extent permitted by applicable law, each member of the Administrative Committee, and each employee, director or officer of the Company or of any of its subsidiaries, from and against any and all loss, liability, claim, damage, cost and expense which may arise by reason of, or be based upon, any matter connected with or related to the administration of the Plan (including, but not limited to, any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened, or in settlement of any such claim whatsoever), unless such person shall have acted in bad faith or been guilty of willful misconduct in respect of his duties, actions or omissions in respect of the Plan.

ARTICLE VIII-CLAIMS PROCEDURE

8.1
Claim

    Any person claiming a benefit under the Plan shall present the request in writing to the Administrative Committee which shall respond in writing within thirty (30) days.

8.2
Denial of Claim

    If the claim or request is denied, the written notice of denial shall state:

      (a) The specific reason for denial, with specific reference to the Plan provisions on which the denial is based.

      (b) A description of any additional material or information required and an explanation of why it is necessary.

      (c) An explanation of the Plan's claim review procedure and the time limits applicable thereof, including a statement of the claimant's right to bring a civil suit under Section 502(a) of ERISA following an adverse determination on review.

8.3
Review of Claim

      (a) Any person whose claim or request is denied or who has not received a response within thirty (30) days may request review by notice given in writing to the Administrative Committee. The claim or request shall be reviewed by the Administrative Committee which may, but shall not be required to, grant the claimant a hearing. On review, the claimant may have representation, review and receive free copies of all relevant documents, including documents created or received by the Administrative Committee during the review process, and submit issues, comments and documents in writing.

      (b) A notice requesting review shall be given within the lesser of ninety (90) days of notice of denial or one hundred twenty (120) days of the original written claim.

8.4
Final Decision

    The decision on review shall normally be made within sixty (60) days. If an extension of time is required for a hearing or other special circumstances, the claimant shall be so notified and the time limit shall be one hundred twenty (120) days. The decision shall be in writing and contain (i) the specific reasons for the decision, (ii) specific reference to the provisions of the Plan on which the decision is based, (iii) a statement that the claimant is entitled to review and receive free copies of all documents, records and other information relevant to the claim, and (iv) a statement of the claimant's right to bring an action under Section 502(a) of ERISA. Except as required by law, all decisions on review shall be final and binding on all parties concerned.

ARTICLE IX-AMENDMENT AND TERMINATION OF PLAN

9.1
Amendment

      (a) The Company may amend the Plan at any time and from time to time by written instrument. Except as provided in (b) below, the power to amend may be executed only by the Board or an appropriate Committee thereof.

      (b) The Administrative Committee may adopt any technical, clerical, conforming or clarifying amendment or other change, provided:

      (i)  The Administrative Committee deems it necessary or advisable to:

        (A) Correct any defect, supply any omission or reconcile any inconsistency in order to carry out the intent and purposes of the Plan;

        (B) Maintain the Plan's status as a "top-hat" plan for purposes of ERISA; or

        (C) Facilitate the administration of the Plan;

      (ii) The amendment or change does not, without the consent of the Board, materially increase the cost to Employer of maintaining the Plan; and

      (iii) Any amendment adopted by the Administrative Committee shall be in writing, signed by a member of the Committee and reported to the Board at its next regularly scheduled meeting.

      (c) To the extent permitted under subsection (e) below, amendments may have an immediate, prospective or retroactive effective date.

      (d) Amendments do not require the consent of any Participant or Beneficiary.

      (e) Amendments are subject to the following limitations:

      (i)   Preservation of Account Balance. No amendment shall reduce the amount credited to any Account as of the date of the amendment is adopted.

      (ii)  Changes in Earnings Rate. If the Plan is amended so that an Investment Index is not used to calculate the adjustment under Section 4.6, the rate of earnings to be credited to the Participant's Account shall not be less than a reasonable rate of interest. The rate of return on the stable value fixed income fund of the 401(k) Plan, or any comparable rate, shall be deemed a reasonable rate of return for this purpose.

9.2
Company's Right to Terminate

    The Board may at any time completely terminate the Plan. In the event of termination of the Plan, the Board may, in its discretion (and without limitation of the Board's right to make other provisions pursuant to its right to amend) direct that all amounts credited to the Account of a Participant (a) be distributed in a lump sum to the Participant or, in the event of his death, to his Beneficiary within thirty (30) days following the date of termination of the Plan, (b) be paid or continue to be paid under the terms of any payment arrangement already in effect, (c) be paid as if each Participant had terminated employment on the date of Plan termination, taking into account any election of form of distribution on Retirement filed with the Committee at any time prior to the Plan termination, or (d) be distributed in any combination of the foregoing; provided, however, that no amounts not yet vested shall be distributed prior to the date of vesting.

ARTICLE X-MISCELLANEOUS

10.1
Unfunded Plan

    It is intended that this Plan be an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of "management or highly compensated employees" within the meaning of Sections 201, 301 and 401 of ERISA (in addition to its availability to members of the

Board), and as such exempt from the provisions of Parts 2, 3 and 4 of Title I of ERISA, and be unfunded for tax purposes.

10.2
Unsecured General Creditor

    Participants and Beneficiaries shall be unsecured general creditors, with no secured or preferential right to any assets of the Company or any other Employer or any other party for payment of benefits under this Plan. Any life insurance policies, annuity contracts or other property purchased by the Employer in connection with this Plan shall remain its general, unpledged and unrestricted assets. The Employer's obligations under the Plan shall be unfunded and unsecured promises to pay money in the future. The Company and any subsidiary employing a Participant shall be jointly and severally liable for the payment of all amounts hereunder attributable to employment by the subsidiary. In any other case, the Company shall be solely responsible for payment of all amounts hereunder.

10.3
Rabbi Trust.

    The Company may, in its discretion, establish a trust to hold and invest amounts for the purpose of assisting the Company and each other Employer in meeting its liabilities under the Plan, and contribute thereto such amounts as the Company deems advisable. Although the principal of such a trust and any earnings thereon shall be held separate and apart from other funds of Company and other Employers, and while so held shall be used exclusively for providing benefits to Participants and their Beneficiaries (and for reasonable expenses of administering the Plan and trust), assets of the trust in excess of liabilities of the Plan shall revert to the Company upon termination of the Plan after all liabilities under the Plan have been satisfied, and such an excess over both current liabilities and the additional liabilities that would arise assuming full vesting may be returned to the Company in its discretion prior to such termination. Neither the Participants nor their Beneficiaries shall have any preferred claim on, or any beneficial ownership in, any assets of the trust, prior to the time such assets are paid to the Participants or Beneficiaries as benefits, and all rights created under this Plan shall be unsecured contractual rights of Plan Participants and Beneficiaries against the Company and, if the Participant was employed by an Employer other than the Company, such Employer. Any assets held in the trust will be subject to the claims of Company's general creditors under federal and state law in the event of insolvency as defined in the applicable trust agreement and, if the Participant was employed by an Employer other than the Company, general creditors of such Employer.

10.4
Nonassignability

    Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and nontransferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant's or any other person's bankruptcy or insolvency.

10.5
Not a Contract of Employment

    This Plan shall not constitute nor be deemed a contract of employment between the Employer and the Participant. Nothing in this Plan shall give a Participant the right to be retained in the service of Employer or to interfere with the right of the Employer to discipline or discharge a Participant at any time.

10.6
Protective Provisions

    A Participant will cooperate with the Employer by furnishing any and all information requested by the Employer in order to facilitate the payment of benefits hereunder, and by taking such physical examinations as the Employer may deem necessary and taking such other action as may be requested by the Employer.

10.7
Governing Law

    The provisions of this Plan shall be construed, interpreted and enforced according to the laws of the State of New Jersey without regard to the principles of conflict of laws, except as preempted by ERISA or other federal law.

10.8
Validity

    In case any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

10.9
Notice

    Any notice required or permitted under the Plan shall be sufficient if in writing and hand delivered or sent by registered or certified mail. Such notice shall be deemed as given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Mailed notice to the Administrative Committee shall be directed to the Company's address to the attention of the Administrative Committee of the Executive Deferred Compensation Plan. Mailed notice to a Participant or Beneficiary shall be directed to the individual's last known address in Employer's records.

10.10 Successors

    The provisions of this Plan shall bind and inure to the benefit of the Company and each other Employer and their successors and assigns. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of Employer, and successors of any such corporation or other business entity.

    Approved and Adopted effective as of January 1, 2001 by Unanimous Written Consent of the Executive Committee of the Board of Directors of Russ Berrie and Company, Inc. on the 20th day of April, 2001.

QuickLinks

  Exhibit 10.1
TABLE OF CONTENTS
RUSS BERRIE AND COMPANY, INC. EXECUTIVE DEFERRED COMPENSATION PLAN
ARTICLE I-PURPOSE AND EFFECTIVE DATE
ARTICLE II-DEFINITIONS
ARTICLE III-PARTICIPATION AND DEFERRAL COMMITMENTS
ARTICLE IV-DEFERRED COMPENSATION ACCOUNTS
ARTICLE V-PLAN BENEFITS
ARTICLE VI-BENEFICIARY DESIGNATION
ARTICLE VII-ADMINISTRATION
ARTICLE VIII-CLAIMS PROCEDURE
ARTICLE IX-AMENDMENT AND TERMINATION OF PLAN
ARTICLE X-MISCELLANEOUS